UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 26, 2008
PATRICK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3922	35-1057796

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

Formerly Located at 1800 South 14th Street, Elkhart, Indiana

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                Unregistered Sales of Equity Securities.

On June 26, 2008, Patrick Industries, Inc. (the “Company”) consummated the transactions set forth in the Standby Purchase Agreement, dated March 10, 2008, as amended (the “Standby Purchase Agreement”), with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) in connection with the completion of its previously announced rights offering. Pursuant to the terms of the Standby Purchase Agreement, Tontine purchased in a private placement its pro rata portion of the 1,850,000 shares of the Company’s common stock offered in the rights offering and all shares of common stock that were unsubscribed for by the Company’s shareholders at the close of the rights offering, for an aggregate purchase of 1,706,874 shares of common stock and for a total purchase price of $11,948,118. Tontine paid the aggregate purchase price from its available working capital and on margin.

Item 5.01	Change in Control of Registrant.
The description in Item 3.02 above is hereby incorporated by reference.

The Company will use the net proceeds from the rights offering and the purchase of shares pursuant to the Standby Purchase Agreement to (i) prepay approximately $7.1 million in principal that remains outstanding on the Company’s Senior Subordinated Promissory Notes owed to Tontine issued in connection with the Company’s acquisition of Adorn, Inc. in May 2007 (the “Adorn acquisition”), (ii) pay related accrued interest, and (iii) reduce borrowings under its senior secured credit facility.

Following the consummation of the rights offering and the transactions contemplated in the Standby Purchase Agreement (as described in Item 3.02), Tontine beneficially owned approximately 57.4% of the Company’s outstanding common stock as of June 26, 2008. As a result of Tontine controlling more than 50% of the Company’s voting power, the Company qualifies as a “controlled company” as defined under Nasdaq Marketplace Rule 4350(c)(5).

As disclosed previously, the Company has granted Tontine certain rights in connection with its financing of the Adorn acquisition. For example, pursuant to a Securities Purchase Agreement, dated April 10, 2007, between the Company and Tontine, for so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Company’s Board of Directors; and (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Company’s Board of Directors. In addition, the Company has agreed to limit the number of directors serving on its Board of Directors to nine. The Company’s obligation to limit the size of its Board of Directors shall continue for so long as Tontine has the right to appoint nominees to the Company’s Board of Directors. Tontine’s rights related to the appointment of directors and the size of the Board of Directors were affirmed in a Securities Purchase Agreement, dated March 10, 2008, between the Company and Tontine. As of the date hereof, there are no appointed or elected Tontine representatives on the Company’s Board of Directors.

In addition, the Company previously entered into an Amended and Restated Registration Rights Agreement, dated May 18, 2007, with Tontine in which the Company agreed under certain circumstances to register the resale of shares of common stock held by Tontine. The common stock purchased by Tontine both in the rights offering and pursuant to the Standby Purchase Agreement are eligible to be registered for resale under the Amended and Restated Registration Rights Agreement.

The Company also previously agreed to permit Tontine and its affiliates and associates to acquire an unlimited amount of the Company’s outstanding common stock without triggering the provisions of the Company’s Rights Agreement, dated March 21, 2006. The Rights Agreement permits, upon certain triggering events, each shareholder, other than potential acquirors, to purchase one one-hundredth of a share of a newly created series of our preferred stock at a purchase price of $30 or to acquire additional shares of our common stock at 50% of the current market price. The rights are not exercisable or transferable until a person or group acquires 20% or more of our outstanding common stock, except with respect to Tontine and its affiliates and associates, who are exempt from the provisions of the Rights Agreement pursuant to an amendment signed on March 12, 2008.

Item 5.03           Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

At the Company’s annual meeting on May 22, 2008, shareholders approved an amendment to the Company’s Articles of Incorporation to delete Article IX, which eliminated the classification of the Board of Directors, resulting in the annual election of all directors and eliminating the requirement of nine directors on the Board. The proposal was described in detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 21, 2008. A copy of the amendment to the Articles of Incorporation is filed hereto as Exhibit 3.1.

In addition, on April 8, 2008, the Board of Directors approved amendments to the Company’s By-laws to eliminate the classified structure of the Board and to provide for the annual election of all directors. The By-law amendments also reduced the size of the Board from nine directors to seven directors, subject to designation by the Board. The By-law amendments took effect upon shareholder approval of the amendment to the Articles of Incorporation (described above) at the Company’s annual meeting held on May 22, 2008. A copy of the Amended and Restated By-laws, effective May 22, 2008, is filed hereto as Exhibit 3.2.

Item 8.01	Other Events.

On June 26, 2008, the Company announced in a press release the completion of its previously announced rights offering. A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit 3.1	Amendment to Articles of Incorporation, effective June 2, 2008.

Exhibit 3.2	Amended and Restated By-laws, effective May 22, 2008.

Exhibit 99.1	Press release, dated June 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.

(Registrant)

Date: June 27, 2008	BY	/s/ Andy L. Nemeth

Andy L. Nemeth
Executive Vice President – Finance
Secretary-Treasurer, and Chief Financial Officer